EXHIBIT 99.1

NEWS RELEASE

Contact: Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780

For release: July 28, 2003	Financial media

Otter Tail Corporation reports second quarter earnings, revises 2003 outlook;
Board of Directors declares dividend

     Otter Tail Corporation (Nasdaq: OTTR) announced unaudited diluted earnings per share of 32 cents for the quarter ended June 30, 2003 compared with earnings per share of 41 cents for the quarter ended June 30, 2002. Net income was $8.4 million for the quarter ended June 30, 2003 compared with $10.6 million for the quarter ended June 30, 2002. Revenues for the quarter ended June 30, 2003 were $198.5 million compared with $176.6 million for the same quarter a year ago.

     Revenues for the six months ended June 30, 2003 were $396.7 million compared with $334.3 million for the six months ended June 30, 2002. For the six months ended June 30, 2003 net income was $18.3 million compared with $20.6 million for the six months ended June 30, 2002. Diluted earnings per share were 70 cents for the six months ended June 30, 2003 compared with 81 cents for the six months ended June 30, 2002.

     “Our consolidated results for the second quarter of 2003 did not meet our expectations,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “We have continued our revenue growth from the previous quarter and year, but we are experiencing significant earnings pressure from a downturn in plastics and from reduced margins in the other non-electric segments that result mostly from soft economic conditions. The soft economy has also made it difficult to complete acquisitions that meet our criteria and we will not modify our established criteria simply to achieve short-term operating results.”

     According to Erickson, the Corporation’s long-standing diversification strategy is designed to provide a level of protection from factors impacting individual segments or companies. “In any given year, we expect some operating companies to experience challenges and others to perform above expectations,” he said. “Historically, this has been the case and the result has been strong, steady growth. In 2003, we simply have more operating companies experiencing difficulties than in a typical year. These companies are solid, profitable businesses that are taking appropriate actions to deal with a tough economic environment. We view the earnings reductions as short term and as general economic conditions improve, we expect earnings levels to return to normal.”

     Erickson said the Corporation continues to maintain a strong balance sheet and is committed to providing steady, dependable growth in earnings and dividends over the long term.

     “While we expect continued strong performance from our electric operations in 2003, we have concerns about the strength of the economy and the impact it is having on our non-electric operations. As a result, we are reducing our earnings guidance. We now expect our 2003 earnings to be in the range of $1.50 to $1.60 of diluted earnings per share,” Erickson said.

Quarterly performance summary

Electric

     Net income of $4.8 million for the electric segment for the quarter ended June 30, 2003 decreased from $5.5 million reported for the quarter ended June 30, 2002. The contributing factors to the decrease in earnings were a $1.4 million reduction in operating income due to less contracted electrical construction work performed and a $2 million increase in operating and maintenance expenses primarily related to the second quarter scheduled maintenance shutdown of Coyote Station and a boiler wash at Big Stone Plant. Fuel and purchased power costs related to retail sales increased 16.5% as a result of increased purchased power costs partly related to the purchase of replacement power during the maintenance shutdown of Coyote Station. Revenues from retail sales increased 9.0% despite a 4.2% decrease in kilowatt-hours sold, primarily due to a $3.8 million increase in cost-of-energy revenues in the second quarter of 2003. The decrease in retail kilowatt-hour (kwh) sales is mainly due to a decrease in cooling and heating degree-days between the quarters. Gross margin on wholesale energy sales increased 5.2% due to increases in the price per kwh sold, offset by decreases in wholesale kwh sales. Wholesale power sales are expected to continue to be strong for the rest of the year. Overall, we expect strong performance in the electric segment for 2003.

Plastics

     The plastics segment produced net income of $1 million for the quarter ended June 30, 2003 compared with net income of $2.8 million for the quarter ended June 30, 2002. Pounds of PVC pipe sold decreased 30.5% between the quarters while the average sales price per pound increased 15.9% between the quarters. The average price of PVC resin (a raw material used in production of PVC pipe) increased 44% between the second quarters of 2003 and 2002. Although customer demand was strong in the first half of 2003, it was significantly less than the first half of 2002. Given current inventory levels and expected softness in resin prices, we believe the downturn in the plastics segment will be deeper than previously expected and, as a result, we have reduced our earnings expectations for plastics for the rest of the year.

Manufacturing

     Net income for the manufacturing segment increased to $2.7 million for the quarter ended June 30, 2003 from $1.5 million for the quarter ended June 30, 2002. Results from the 2002 acquisitions of the waterfront equipment businesses contributed $800,000 to the increase in net income while the Corporation’s wind tower manufacturer showed a $600,000 increase in net income between the quarters. Net income from the Corporation’s manufacturer of thermoformed plastic and horticultural products increased by $500,000 over the second quarter of 2002. These increases were offset by $400,000 in decreased net income at the Corporation’s metal parts stamping company and $300,000 at its company that manufactures structural steel products.

     Results in the manufacturing segment were mixed depending on the types of businesses served by our manufacturing companies. At the start of the year, we believed that economic conditions would improve by the third quarter of 2003. Generally, however, we believe the soft economy will continue through the balance of 2003. In our view, the continuing economic uneasiness, coupled with the impact of steel tariffs, foreign competition and continued pressure from customers for price reductions will place considerable downward pressure on the earnings of the metal fabrication companies, including those that manufacture towers for the wind energy industry. As a result, we are reducing our earnings expectations for the balance of the year in this segment.

Health services

     Net income for the health services segment decreased from $1.4 million for the quarter ended June 30, 2002 to $740,000 for the quarter ended June 30, 2003. Sales from the quarter ended June 30, 2003 increased $1.8 million compared with the quarter ended June 30, 2002. While net income for the quarter was behind the same quarter a year ago, the segment’s results improved significantly from the first quarter of 2003 in part due to the results of steps taken by management to address the integration of Computed Imaging Services and operating expenses of the diagnostic imaging operations. Acquisitions of two small companies in this segment during the 2nd quarter will add to the products and geographic territory of the sales and service operations.

Other business operations

     The other business operations segment incurred a net loss of $800,000 for the quarter ended June 30, 2003 compared with a net loss of $600,000 for the quarter ended June 30, 2002. This increase in net losses reflects $370,000 in construction company losses in the second quarter of 2003 compared to $90,000 of construction company income for the same period of 2002. Construction margins have declined due to the sluggish economy and increased competition for available work. The construction losses were partially offset by a $240,000 decrease in losses from our energy services company, which has been downsized due to the changing landscape in the deregulated electric utility industry. Our transportation company continues to be profitable but is faced with downward pressure on operating margins because of the slow economy, increased fuel and insurance costs and highly competitive pricing.

Board declares quarterly dividend

     Otter Tail Corporation’s board of directors has declared a quarterly common stock dividend of 27 cents per share. This dividend is payable on September 10, 2003 to shareholders of record on August 15, 2003. The board also declared quarterly dividends on the Corporation’s four series of preferred stock, payable on August 30, 2003 to shareholders of record on August 15, 2003.

About the corporation

     Otter Tail Corporation is headquartered in Fergus Falls, Minnesota, and Fargo, North Dakota. It has interests in the electric utility, health services, plastics, manufacturing, construction, transportation, telecommunications, energy services, and entertainment industries. Otter Tail Corporation stock trades on The Nasdaq Stock Market® under the symbol OTTR. The latest investor and other corporate information are available at www.ottertail.com.

Forward-looking statements
 Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to a number of factors including, but not limited to, the corporation’s ongoing involvement in diversification efforts, the timing and scope of deregulation and open competition, growth of electric revenues, impact of the investment performance of the utility’s pension plan, changes in the economy, governmental and regulatory action, weather conditions, fuel and purchased power costs, environmental issues, resin prices, and other factors discussed from time to time in reports the corporation files with the Securities and Exchange Commission.

See Otter Tail Corporation’s unaudited results for the quarter and six months ended June 30, 2003 on the following pages.

Consolidated Statements of Income
For the three and six months ended June 30, 2003 and 2002
In thousands, except share and per share amounts
Unaudited

	Quarter Ended June 30		Year to date – June 30

	2003	2002	2003	2002
Operating revenues by segment:
Electric	$77,505	$71,889	$171,472	$146,290
Plastics	19,647	24,405	42,582	40,280
Manufacturing	48,838	35,742	83,557	67,070
Health services	25,412	23,633	47,230	44,752
Other business operations	27,146	20,903	51,827	35,913

Total operating revenues	198,548	176,572	396,668	334,305
Operating expenses:
Fuel and purchased power	38,888	34,570	87,448	65,021
Nonelectric cost of goods sold	89,810	72,843	168,378	131,979
Electric operating and maintenance expense	24,406	20,930	46,411	43,437
Nonelectric operating and maintenance expense	19,190	17,875	38,719	34,395
Depreciation and amortization	11,334	10,506	22,490	20,690

Total operating expenses	183,628	156,724	363,446	295,522
Operating income (loss) by segment:
Electric	7,800	10,168	24,751	25,461
Plastics	1,932	4,935	4,626	6,827
Manufacturing	5,127	3,075	6,405	4,981
Health services	1,495	2,613	1,628	5,050
Other business operations	(1,434)	(943)	(4,188)	(3,536)

Total operating income	14,920	19,848	33,222	38,783
Interest charges	4,424	4,347	8,816	8,671
Other income — net	933	358	1,263	409
Income taxes	2,995	5,272	7,373	9,902
Net income (loss) by segment:
Electric	4,761	5,538	14,573	14,064
Plastics	1,027	2,779	2,461	3,745
Manufacturing	2,706	1,479	3,091	2,471
Health services	744	1,382	651	2,754
Other business operations	(804)	(591)	(2,480)	(2,415)

Total net income	8,434	10,587	18,296	20,619
Preferred stock dividend	184	184	368	368

Balance for common:	$8,250	$10,403	$17,928	$20,251

Average common shares outstanding
Basic	25,672,592	25,117,325	25,632,477	24,892,640
Diluted	25,854,898	25,411,877	25,786,453	25,154,599
Earnings per share:
Basic	$0.32	$0.41	$0.70	$0.81
Diluted	$0.32	$0.41	$0.70	$0.81

Consolidated Balance Sheets
Assets
In thousands
(Unaudited)

	June 30,	December 31,
	2003	2002
Current assets:
Cash and cash equivalents	$—	$9,937
Accounts receivable:
Trade — net	90,317	81,670
Other	3,093	1,466
Inventories	62,560	44,154
Deferred income taxes	4,491	4,487
Accrued utility revenues	11,739	11,633
Other	23,139	10,866

Total current assets	195,339	164,213

Investments	19,626	19,314
Goodwill — net	65,944	64,557
Intangibles — net	5,766	5,592
Other assets	17,275	16,821
Deferred debits:
Unamortized debt expense and reacquisition premiums	8,452	8,895
Regulatory assets	11,188	10,238
Other	673	1,220

Total deferred debits	20,313	20,353

Plant:
Electric plant in service	871,724	835,382
Nonelectric operations	186,665	178,656

Total	1,058,389	1,014,038
Less accumulated depreciation and amortization	468,298	467,759

Plant — net of accumulated depreciation and amortization	590,091	546,279
Construction work in progress	19,435	41,607

Net plant	609,526	587,886

Total	$933,789	$878,736

Consolidated Balance Sheets

Liabilities and Equity
In thousands
(Unaudited)

	June 30,	December 31,
	2003	2002
Current liabilities
Short-term debt	$33,700	$30,000
Current maturities of long-term debt	10,236	7,690
Accounts payable	67,761	52,430
Accrued salaries and wages	11,025	18,194
Accrued federal and state income taxes	5,920	—
Other accrued taxes	8,072	10,150
Other accrued liabilities	5,568	5,760

Total current liabilities	142,282	124,224

Pensions benefit liability	21,713	20,484
Other postretirement benefits liability	22,126	20,382
Other noncurrent liabilities	4,284	2,955
Deferred credits
Accumulated deferred income taxes	96,274	94,147
Accumulated deferred investment tax credit	12,206	12,782
Regulatory liabilities	22,425	9,133
Other	8,691	7,435

Total deferred credits	139,596	123,497

Capitalization
Long-term debt	270,293	258,229
Cumulative preferred shares	15,500	15,500
Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—
Common shares, par value $5 per share	128,478	127,961
Premium on common shares	26,133	24,135
Unearned compensation	(3,933)	(1,946)
Retained earnings	179,387	175,304
Accumulated other comprehensive loss	(12,070)	(11,989)

Total common equity	317,995	313,465
Total capitalization	603,788	587,194

Total	$933,789	$878,736